Exhibit 10.15

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (this “Agreement”) is entered into as of April 23, 2026 (the “Effective Date”), by and between Transportation and Logistics Systems, Inc., a Nevada corporation (the “Company”), and Sebastian Giordano (“Executive”).

RECITALS

WHEREAS, Executive serves as the Company’s Chairman, Chief Executive Officer, and Chief Financial Officer and has earned and will continue to earn salary, wages, bonuses, and other compensation from the Company;

WHEREAS, the Company and Executive desire to defer payment of all such compensation earned from January 1, 2026 through the closing date of an acquisition or merger of the Company (the “Acquisition Closing”);

WHEREAS, the Company and Executive are parties to a Retention Agreement dated December 15, 2025, as amended by Amendment No. 1 thereto (collectively, the “Retention Agreement”), which governs the payment of a Retention Bonus to Executive, and this Agreement is not intended to modify or supersede the Retention Agreement;

WHEREAS, Executive is a member of the Board of Directors of the Company (the “Board”) and has a material interest in this Agreement, and the disinterested members of the Board, being fully informed of Executive’s interest, have approved the Company’s entry into this Agreement in accordance with NRS 78.140;

WHEREAS, the parties intend that the compensation deferred hereunder shall comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted and administered accordingly;

NOW, THEREFORE, the parties agree as follows:

1.	Deferral of Compensation. All salary, wages, bonuses, and any other cash compensation earned by Executive from January 1, 2026 through the Acquisition Closing (collectively, the “Deferred Amounts”) shall be deferred and shall not be paid, credited, or made available to Executive until a Triggering Event (as defined in Section 2). For the avoidance of doubt, the Deferred Amounts do not include (i) any amounts payable under the Retention Agreement, which shall be governed solely by the terms thereof, or (ii) any equity-based compensation, which shall be governed by the applicable plan documents and award agreements.

2.	Triggering Events. Deferred Amounts shall become payable to Executive within thirty (30) days following the earliest to occur of the following (each, a “Triggering Event”):

(a)	the Acquisition Closing;

(b)	a Change in Control of the Company; “Change in Control” means (i) the consummation of a merger, consolidation, or reorganization of the Company with or into another entity in which the stockholders of the Company immediately prior to such transaction hold less than fifty percent (50%) of the voting power of the surviving entity immediately after such transaction, (ii) the sale or other disposition of all or substantially all of the Company’s assets, or (iii) any transaction or series of related transactions resulting in any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) acquiring beneficial ownership of more than fifty percent (50%) of the Company’s outstanding voting securities. For purposes of this Agreement, the Acquisition Closing shall be deemed a Change in Control.

(c)	a separation from service of Executive by the Company without Cause (as defined in the Retention Agreement) or by Executive for Good Reason (as defined in the Retention Agreement);

(d)	Executive’s death or Disability, which means Executive’s inability to perform the essential functions of his position, with or without reasonable accommodation, for a period of one hundred twenty (120) consecutive days or one hundred eighty (180) days in any twelve (12)-month period, as determined by a physician mutually agreed upon by the Company and Executive (or Executive’s legal representative); or

(e)	any other event that constitutes a permissible payment event under Section 409A.

If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Deferred Amounts shall remain deferred and shall be paid upon the earliest to occur of the Triggering Events set forth in clauses (a), (b), (d), or (e) above.

3.	Schedule of Deferred Amounts. The Company shall maintain a schedule of Deferred Amounts (the “Schedule”), which shall be updated no less frequently than monthly to reflect compensation earned during the preceding period. The Schedule shall be incorporated by reference into this Agreement. The Company shall provide Executive with a copy of the current Schedule within ten (10) business days of Executive’s written request. Executive shall have thirty (30) days following receipt of any updated Schedule to dispute any amount reflected therein, and the parties shall negotiate in good faith to resolve any such dispute. Schedule A, attached hereto, sets forth the estimated monthly deferral amount. This Agreement does not create a trust or any funded arrangement. All Deferred Amounts remain general unsecured obligations of the Company, payable from its general assets. Executive’s rights under this Agreement are no greater than those of a general unsecured creditor of the Company.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

5.	Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the deferral of Executive’s compensation as described herein. Nothing in this Agreement shall modify, amend, or supersede the Retention Agreement, which shall remain in full force and effect in accordance with its terms.

6.	Amendment. This Agreement may be amended or modified only by a written instrument executed by both parties.

7.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.	Assignment. The Company may assign its obligations under this Agreement to any successor entity in connection with a Change in Control or corporate reorganization, provided that such successor assumes all obligations hereunder. Executive may not assign his rights under this Agreement, except that amounts payable hereunder shall be payable to Executive’s estate or designated beneficiary in the event of Executive’s death.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

By:
Name:	John Mercadante
Title:	Director

EXECUTIVE:

Sebastian Giordano

Schedule A

Based upon estimated annual compensation of $400,000, the estimated monthly deferral amount is $33,333.33 per month. Actual Deferred Amounts shall be determined based on compensation earned and reflected in the Schedule as updated from time to time in accordance with Section 4 of this Agreement.